Exhibit (d)(3)

EXHIBIT A

Form of Acknowledgement

October 28, 2020

Collectors Universe, Inc.

-and-

Nathaniel S. Turner V (“Turner”)

Ladies and Gentlemen:

The undersigned hereby:

•	acknowledges that it has received and had the opportunity to review a copy of the agreement attached hereto (the “Confidentiality Agreement”);[1]

•

acknowledges and agrees that it is an Approved Financing Source of Turner and shall also be considered a Representative of Turner and that it is aware that Evaluation Material and Transaction Information may be furnished or otherwise made available to it;

•

acknowledges that it has been directed to observe the terms of the Confidentiality Agreement that are applicable to it as a Representative of Turner and agrees that it shall be bound by such applicable provisions of the Confidentiality Agreement as a Representative of Turner;

•	acknowledges and agrees that it shall be bound by paragraphs 12, 13, and 15 of the Confidentiality Agreement as though the undersigned were “Counterparty” thereunder; and

•	agrees that it shall be directly responsible to Company for any breaches of the obligations of the undersigned under the Confidentiality Agreement that are applicable to Representatives of Turner.

Very truly yours,

D1 CAPITAL PARTNERS L.P.

By:	/s/ Amanda Hector
Name: Amanda Hector
Title: General Counsel

[1]	Capitalized terms used but not defined in this letter have the meanings given to them in the Confidentiality Agreement.